Exhibit 5.2


INTERNAL REVENUE SERVICE                DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH  45201

Date:  February 18, 1998           Employer Identification Number:
                                        38-2386833
                                   DLN:
                                        17007262134007
ROUGE STEEL COMPANY                Person to Contact:
3001 MILLER RD RM 2425 ROB              CINDY PERRY
DEARBORN, MI  48121-1699           Contact Telephone Number:
                                        (513) 241-5199
                                   Plan Name:
                                        SAVINGS PLAN FOR SALARIED

                                   Plan Number:  004


Dear Applicant:

     We have made a favorable determination on your plan, identified above,
based  on  the  information  supplied.   Please  keep  this  letter in your
permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some events that may effect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on July 23, 1997.

     This determination letter is also applicable for the amendment(s) adopted on July 31, 1997.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.



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ROUGE STEEL COMPANY                -2-



     This  plan  satisfies the nondiscrimination in amount  requirement  of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of design-based safe harbor described in the regulations.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

     This plan also satisfies the requirements of section 1.401(a)(4)-4(b) of the regulations with respect to the specific benefits, rights, or features for which you have provided information.

     Except as otherwise specified this letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465 and by the Small Business Job Protection Act of 1996 (SBJPA), Pub. L. 104-108, other than the requirements of Code section 401(a)(26).

     This letter considers the amendments required by the Tax Reform Act of 1986, except as otherwise specified in this letter.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                   Sincerely yours,

                                   /s/ Herbert J. Huff

                                   District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans


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